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                                                                    EXHIBIT 15.1

November 6, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

        Re: W.P. Stewart & Co., Ltd.
            Registration Statement on Form F-1
            (File No. 333-     )

Commissioners:

We are aware that our report dated September 14, 2000 on our review of the consolidated financial statements of W.P. Stewart & Co., Ltd. (the "Firm") as of June 30, 2000 and 1999 and for the six months ended June 30, 2000 and 1999 is included in the Firm's Prospectus constituting part of this Registration Statement on Form F-1. Pursuant to Rule 436(c) under the Securities Act of 1933, that report should not be considered a "report" or a "part" of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

PricewaterhouseCoopers
Hamilton, Bermuda